Exhibit 10.40
ZOOMINFO TECHNOLOGIES
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered by and between ZoomInfo Technologies LLC, a Delaware limited liability company, on the one hand, and Ashley McGrane (“Executive”), on the other, as of February 11, 2025 (the “Effective Date”). The Company and Executive are referred to herein individually as a “Party” and, collectively, as the “Parties.”
WHEREAS, the Company would like to continue to engage the services of Executive on a full-time basis, and Executive would like to continue to be so engaged;
WHEREAS, the Company and Executive have agreed on terms for such services and compensation therefor; and
WHEREAS, the Company and Executive wish to enter into a formal written agreement to document such relationship in order to set forth, among other matters (a) Executive’s services and compensation therefor, (b) the nature of Executive’s employment by the Company, (c) the Company’s exclusive ownership of and right to designs, inventions, trade secrets, and proprietary and confidential information relating to the Company, and (d) the resolution of all disputes, claims and any other matters in question arising out of or relating to the Parties’ employment relationship.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment Term. Executive’s employment pursuant to this Agreement shall be effective as of the effective date of the Effective Date and shall continue until terminated as provided in Section 4 below. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.” The last day of Executive’s employment with the Company is hereinafter referred to as the “Termination Date.”
2.Title; Duties; Reporting.
(a)Executive shall continue to be employed by the Company as Executive Vice President, General Counsel & Corporate Secretary. Executive’s authority and responsibilities shall be those customary to such role. Executive’s duties shall include overseeing the Company’s legal function and performing any such other tasks as may be assigned from time to time by the Chief Executive Officer. Executive shall devote substantially all of Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company.
(b)During the Employment Term, Executive shall report to the Company’s Chief Executive Officer.

(c)Executive shall devote Executive’s best efforts to Executive’s performance of Executive’s duties hereunder and shall not engage in any other business or employment that would prevent Executive from fully and satisfactorily performing the services required by the Company or that would result in a conflict of interest. Executive shall perform Executive’s duties, responsibilities, and functions for the Company to the best of Executive’s abilities in a diligent, trustworthy, businesslike, and efficient manner. Executive’s duties will be determined by the Company and may include activities for the benefit of the Company’s subsidiaries or affiliates. Executive shall perform his duties applying Executive’s fiduciary duty to the Company in accordance with laws, the provisions of this Agreement, the Company’s organizational documents, and general directives and specific instructions given to Executive by the Company from time to time. Executive will also abide by all Company policies and procedures as may be in effect from time to time, including, without limitation, those set forth in the applicable Employee Handbook.
(d)The principal place of Executive’s employment shall be Waltham, MA, or otherwise designated as remote; provided, Executive may be required to travel on Company business and to work out of other of the Company’s offices from time to time. Executive may work remotely with prior approval of the Company.
(e)Executive agrees that (i) Executive’s title, position, salary, responsibilities, education, professional certifications, and background, as they relate to Executive’s employment by the Company under this Agreement, classify Executive as an “Exempt” employee and “Regular Full-Time” for purposes of all state and federal laws that relate to overtime pay and other employment law and policy matters; (ii) Executive shall receive only the compensation and benefits described herein; and (iii) Executive shall not be eligible for or receive any extra overtime or other special payment or compensation under this Agreement, including, without limitation, for hours of work performed outside of regular business hours, on holidays or otherwise.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Term, Executive’s base salary shall be paid at a rate of 400,000.00 US Dollars per annum (the “Base Salary”), payable in regular installments in accordance with the Company’s general payroll practices. Your base salary will be eligible for an annual review and adjustment as approved by the Chief Executive Officer and as approved by the Compensation Committee of Company’s Board of Directors (the “Board”) (the “Compensation Committee”) as applicable.

(b)Annual Performance Bonus. In respect of each fiscal year of the Company occurring during the Employment Term, Executive shall be eligible for an annual cash incentive bonus (the “Annual Bonus”) with a target bonus amount of 50% of the Base Salary (the “Target Bonus Amount”). The actual Annual Bonus amount paid will be based upon the achievement of specific performance targets for such fiscal year, as approved by the Compensation Committee, subject to the Committee’s discretion. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, under which bonuses are generally payable to senior executives of the Company, as in effect for the relevant fiscal year. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than March 15th of the calendar year immediately following the calendar year to which such Annual Bonus relates. The Company may modify or eliminate the Annual Bonus, including approving increases of the Target Bonus Amount, at any time, subject to approval by the Compensation Committee or the Board. Modification or elimination of the Annual Performance Bonus shall not constitute “Good Reason” as defined in Section 4(h), provided that the Company provides additional compensation in the form of an adjustment to base salary, stock-based compensation, or other performance-based award where the sum of the components of the adjustments is economically equivalent, if achieved, to the Annual Bonus amount.
(c)Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, programs and perquisite arrangements provided generally to the most senior executives of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated employees of the Company, to the extent consistent with applicable law and the terms of applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
(d)Vacation. During the Employment Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to Exempt employees, as in effect from time to time. Executive’s vacation days shall be taken at such time or times during the applicable year as may be mutually agreed upon by Executive and the Company, thereby taking into consideration the needs of the Company and the personal wishes of Executive. The Company reserves the right to grant additional vacation time or to deny any request for vacation or time-off at its sole discretion, unless the leave is for illness or other exigent circumstances or is otherwise authorized by law.
(e)Withholding Taxes. All amounts payable to Executive as compensation hereunder, including any bonuses or other monetary incentives, shall be subject to such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(f)Expense Reimbursement. Executive shall be reimbursed for reasonable out-of-pocket expenses incurred by Executive in the furtherance of the Company’s business, provided Executive obtains all required approvals and submits all required verification as provided by Company policy.
(g)Equity Compensation. Executive will be eligible to receive equity awards under the Company’s 2020 Omnibus Incentive Plan (the “OIP”) and to participate in any future long-term incentive programs made generally available to the Company’s senior executives as determined by the Board.
4.Termination of Employment.
(a)Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided, that, unless otherwise provided herein, either Party shall be required to give the other at least thirty (30) days’ advance written notice of any termination (and the Company shall be entitled to pay Executive Base Salary for such notice period in lieu of actual notice). Upon termination of Executive’s employment during the Employment Term, Executive shall have no further rights to any compensation or benefits from the Company or any of its affiliates, except as set forth in this Section 4 or as provided under the OIP or any other documents pursuant to which equity awards have been granted.
(b)Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for “Cause,” or by Executive without “Good Reason,” Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary through the Termination Date; and (ii) reimbursement for unreimbursed business expenses properly incurred prior to the Termination Date ((i) and (ii) collectively, the “Accrued Amounts”). No additional payments or benefits shall be due under this Agreement in such circumstances.
(c)Termination by the Company Without Cause or by Executive for Good Reason (Not Connected to a Change in Control). The Employment Term and Executive’s employment hereunder may be terminated either by the Company without Cause or by Executive for Good Reason, in each case not in connection with a Change in Control (subject to Section 4(d)). In the event of such a termination, Executive shall be entitled to receive: (1) Accrued Amounts; and (2) The “Severance Amount,” but only if (A) Executive has materially complied with and remains in material compliance with Sections 5, 6, and 7 of this Agreement, and (B) Executive executes and does not revoke a general release of claims in a form substantially similar to Exhibit A (the “Release”) within forty-five (45) days following the Termination Date, The Severance Amount shall consist of:

(i)Cash Severance: A single lump sum payment equal to fifty percent (50%) of Executive’s then-current Base Salary, payable within sixty (60) days following the Termination Date (subject to any timing rules if the Release period straddles two calendar years).
(ii)Healthcare Coverage: Reimbursement or payment of Executive’s health insurance premiums for nine (9) months under COBRA (or an equivalent arrangement), provided Executive timely elects continuation coverage and remains eligible.
(iii) Pro-Rata Annual Bonus: Payment of a pro-rated portion of Executive’s annual cash-based Annual Bonus, if such a plan exists for the year of termination, based on actual performance and prorated for the portion of the year in which Executive remained employed.
(iv)Acceleration of Time-Based Equity: Accelerated vesting of any time-based restricted stock units (RSUs) or comparable time-based equity awards that would otherwise have vested in the twelve (12) months immediately following the Termination Date, subject to specified Fair Market Value (FMV) caps determined as of the termination date:
a.up to $2,000,000 for 3 years of service;
b.up to $2,750,000 for 4 years;
c.up to $3,500,000 for 5 years;
d.and up to $4,250,000 for 6+ years.
e.For clarity, years of service will be calculated from the date the executive commenced employment, in any role, at the Company.
(d)Termination by the Company Without Cause or by Executive for Good Reason Within Twelve (12) Months Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months after a “Change in Control” (as defined in the OIP or the relevant award agreement), then in lieu of the severance benefits described above, Executive shall be entitled to receive: (1) Accrued Amounts; and (2) Enhanced Severance Benefits, subject to the same compliance conditions and Release requirements referenced above:
(i)Cash Severance: A single lump sum payment equal to seventy-five percent (75%) of Executive’s then-current Base Salary, payable within sixty (60) days following the Termination Date (subject to the Release timing rules if it straddles two calendar years).

(ii)Healthcare Coverage: Reimbursement or payment of Executive’s health insurance premiums for twelve (12) months, provided Executive timely elects COBRA (or equivalent) and remains eligible.
(iii)Annual Bonus: Payment of one hundred percent (100%) of Executive’s cash-based Annual Bonus for the year of termination (if applicable), at target (or prorated per the plan, if so required).
(iv)Full Acceleration of Time-Based Equity: All outstanding time-based equity awards vest in full (100%).
(v)Performance-Based Equity: Any outstanding performance-based equity awards vest at the greater of (i) at target, or (ii) the actual attainment level determined in good faith by the Board (or its authorized committee). If that attainment is determined after the Termination Date, shares in excess of target shall vest as soon as practicable thereafter.
(e)Death or Disability.
(i)Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.
(ii)If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts plus the expected amount of Executive’s Annual Performance Bonus for the year in which such termination occurs, pro-rated through the Termination Date. Additionally, the Company will cause to accelerate any time-based restricted stock units or other form of time-based equity that would have otherwise become vested in the twelve (12) months immediately following the death or Disability of the Executive. The accelerated equity shall be transferred or delivered to the Executive’s estate and/or beneficiaries in accordance with the terms of the applicable award agreement, ZoomInfo’s Omnibus Incentive Plan, or as otherwise approved by the Company’s Board of Directors.
(f)Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive agrees to resign from all positions that Executive holds as an officer or member of a board (or a committee thereof) of the Company or any of its affiliates.

(g)Section 280G. Notwithstanding anything in this Agreement to the contrary, if the payments and benefits to be afforded to Executive under Section 4 hereof (the “Severance Benefits”) either alone or together with other payments and benefits which Executive has the right receive from the Company (or any affiliate) would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section 4(f), would be subject to the excise tax imposed by Section 4999 of the (the “Excise Tax”), then the Severance Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall only occur if such reduction would result in Executive’s “Net After-Tax Amount” attributable to the Severance Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments and benefits, including but not limited to, the Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which Executive may be entitled upon termination of employment and/or a change in control other than as specified in this Section 4(f), or a reduction in the Severance Benefits below zero.
(h)Definitions.
(i)For purposes of this Agreement, “Cause” shall mean: (1) The Executive’s     (i) willful and continued failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) continued failure to meet reasonable performance standards or objectives, in each case after the Chief Executive Officer has provided written notice and a reasonable opportunity (not less than sixty (60) days) to cure such deficiency to the satisfaction of the Chief Executive Officer; (2) Executive’s willful and continued failure to comply with any valid and legal directive of the Board; (3) Executive’s engagement in fraud, embezzlement, or other illegal or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (4) Executive’s conviction of or plea of guilty or no contest to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (5) Executive’s willful and continued violation of a material policy of the Company; or (6) Executive’s willful and material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company. Except (a) where a cure period is specifically defined above, or (b) for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have 20 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, that if the Company reasonably expects irreparable injury from a delay of 20 business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. For purposes of the definition, no act, or failure to act, by Executive shall be considered “willful” unless done, or omitted, by him in bad faith, or without a reasonable belief that such act or omission was in the best interests of the Company and its affiliates.

(ii)For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job for 180 consecutive days. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined by a qualified, mutually agreed upon independent physician. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(iii)For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) any material breach by the Company of any material provision of this Agreement during the employment term without Executive’s written consent; (2) any change in Executive’s title, or any material diminution of Executive’s duties, responsibilities, or status in a manner not consistent with this Agreement, without Executive’s consent; (3) reduction of Executive’s Base Salary, without Executive’s consent; (4) relocation of Executive’s principal place of business that will require Executive to travel a materially greater distance on a regular basis (as compared with Executive’s prior practice) without Executive’s consent; or (5) the failure of a successor in interest to the Company (whether by merger, stock purchase, or acquisition of all or substantially all of the Company’s assets) to assume this Agreement within 15 days of such transaction. Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the first occurrence of applicable grounds, and the Company has had a least 30 days from the date on which such notice is provided to cure such circumstances. If the Company fails to cure, and Executive does not resign for Good Reason within 20 days following the expiration of the Company’s cure period, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to the grounds asserted.
5.Trade Secrets and Confidential Information; Confidentiality of Employment Terms.
(a)Executive acknowledges and agrees that, as a result of Executive’s employment, Executive will have access to trade secrets and other confidential and/or proprietary information of the Company, its customers, clients and vendors (“Trade Secrets and Confidential Information”). Such Trade Secrets and Confidential Information and other such information includes, but is not limited to, any and all: (i) customers, clients and vendors, and client, customer, supplier and vendor lists; (ii) accounting and business methods; (iii) services or products and the marketing of such services and products; (iv) fees, costs and pricing structures; (v) designs; (vi) analyses; (vii) drawings, photographs and reports; (viii) computer software, including operating systems, applications and program listings; (ix) flow charts, manuals and documentation; databases and database access and manipulation methods, tools and software; (xi) inventions, devices, new developments, methods, tools and processes, whether patentable or unpatentable and whether or not reduced to practice; (xii) copyrightable works; (xiii) technology and trade secrets; (xiv) templates, forms and formatting tools; (xv) specifications; (xvi) analysis reporting and analysis methods and processes; and (xvii) all similar and related information, in whatever form. The Company acknowledges that this protection only extends to confidential information and not publicly available and generally known or available information or information not protectable from non-disclosure under the applicable law. Executive agrees that

Executive shall not, either directly or indirectly, disclose or use at any time, whether during Executive’s employment with the Company or for a period of three years thereafter, any Trade Secrets and Confidential Information, except to the extent that such disclosure or use is necessary for Executive to perform Executive’s duties pursuant to this Agreement or otherwise with respect to the Company’s business; provided, that in the event of a disclosure of any Trade Secrets and Confidential Information that Executive is requested or demanded to make under the guise of law, Executive must give the Company prompt written notice of any order, subpoena or other notice or information that relates to such a request or demand for disclosure compelled by law such that the Company will have sufficient opportunity to challenge the requested disclosure in advance of disclosure by Executive, and further provided that Executive shall (1) not disclose any more information than the minimum disclosure that is in fact required by law, and (2) cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for all such information prior to making any such disclosure.
(b)Executive covenants and agrees that, other than acknowledging the existence of an employer-employee relationship between the Company and Executive and as otherwise required by law (subject to the terms of Section 5(a) above), Executive shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Executive’s legal counsel and Certified Public Accountant.
(c)Upon the Company’s request at any time, or upon the Company’s termination of Executive’s employment with the Company, Executive will return to the Company all originals and copies of Trade Secrets and Confidential Information. Executive’s obligations under this Agreement supplement, but do not supersede, cancel, or limit, other obligations Executive has to the Company or rights or remedies of the Company, including those under the Defend Trade Secrets Act (“DTSA”).
(d)Executive acknowledges that the DTSA provides civil and criminal immunity for any disclosure of Trade Secrets and Confidential Information to his attorney, the government, or in a court filing under seal, so long as the purpose is for reporting or investigating a suspected violation of law. Executive further acknowledges that if she files a lawsuit for retaliation by virtue of reporting a suspected violation of the law, she may use Trade Secrets and Confidential Information in that anti-retaliation lawsuit.
6.Restricted Activities.
(a)Non-Solicitation of Customers. During the Employment Term, without limiting Executive’s obligations and duties as an employee under applicable law, and for a period of 24 months running consecutively from the Termination Date (whether Executive’s employment is terminated for any reason or no reason), Executive shall not directly or indirectly: (i) solicit or divert any business or any customer (actual or potential) from the Company or assist any person, group or entity in doing so or attempting to do so; or (ii) cause or seek to cause any person, group or entity to refrain from dealing or doing business with the Company or assist any person, group or entity in doing so or attempting to do so.

(b)Non-Solicitation of Executives. During the Employment Term, without limiting Executive’s obligations and duties as an employee under applicable law, and for a period of 24 months running consecutively from the Termination Date (whether Executive’s employment is terminated for any reason or no reason), Executive shall not, directly or indirectly, for Executive’s own account or on behalf of any other person or entity, solicit, encourage, entice, or cause, or attempt to solicit, encourage, entice or cause, any employee or contractor of the Company or any Company Party to: (i) breach or modify any provision of such employee’s employment agreement with the Company or any Company Party; (ii) reduce or change the quality or quantity or availability of such employee’s services to the Company or any Company Party; or (iii) terminate such employee’s employment with the Company or any Company Party.
(c)Non-Competition. Executive acknowledges and agrees that due to his position and responsibilities with the Company, Executive will have access to Trade Secrets and Confidential Information. Because of the Company’s protectable interest, and the good and valuable consideration offered to Executive during the Employment Term, Executive agrees and covenants that during the Employment Term and until the later of 12 months following the Termination Date, she will not, directly or indirectly, engage in any “Prohibited Activity” anywhere that the Company does business. Prohibited Activity is defined as any activity Executive engages in that is the same or similar to the business of the Company, including, without limitation, the business of gathering, cataloging, cleansing, filtering, organizing, or providing business contact information, firmographic or technographic information on business organizations, or predictive purchase intent data for use in sales, marketing, or recruiting, or any activity in which Executive contributes Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business of the Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Trade Secrets and Confidential Information.
(d)Non-Disparagement. Executive covenants and agrees that for the longest period legally enforceable, she shall not disparage the image or reputation of the Company or any of its subsidiaries or affiliates and their officers, senior management employees and professional employees. The Company covenants and agrees that it (i) shall not, in any official or Company-sanctioned statement, disparage the image or reputation of Executive; and (ii) shall instruct its officers, directors and senior management employees not to disparage the image or reputation of Executive.

(e)Permitted Activities. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits or impedes Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, otherwise communicating, cooperating, or filing a complaint with or making other disclosures or complaints to any such agency or entity that are protected under the whistleblower provisions of federal law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company. An individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(f)In the event that Executive shall breach any of the provisions of Section 6(a)-(d), or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other of the Company’s rights under this Agreement or any remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of these Sections. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall be estopped from asserting as a defense thereto that there is an adequate remedy at law.
(g)Executive acknowledges and agrees that (i) the foregoing restrictions and the duration and scope thereof as set forth in Section 6(a)-(d) (collectively, the “Restrictions”) are agreed with respect to all of the circumstances reasonable and necessary for the protection of the Company and its business, and the Restrictions do not preclude Executive from earning a livelihood, nor do the Restrictions unreasonably impose limitations on Executive’s ability to earn a living, (ii) the potential harm to the Company of the non-enforcement of the Restrictions outweighs any harm to Executive of the enforcement of the Restrictions by injunction or otherwise, and (iii) that none of the rights, damages or other consideration set forth in Section 6(c), or any specific enforcement or injunction rights that the Company may have under this Agreement, shall limit, restrict or affect any other rights the Company may have, or any recovery the Company may be entitled to obtain, from any party, under any theory, or with respect to any agreement or relationship, including any such rights or potential recovery the Company may have pursuant to the other provisions of this Agreement.
(h)The Restrictions will be construed as a series of separate covenants, one for each country, city, state, or similar subdivision in any part of the world where the Company does business. If in any judicial proceeding or arbitration, a court or arbitrator refuses to enforce any of these separate covenants (or any part of a covenant), then the unenforceable covenant (or part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic, or scope limitations permitted by law, then the provisions will be reformed to the maximum time, geographic, or scope limitations permitted by law.

7.Inventions and Patents.
(a)Inventions Defined. “Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive may solely or jointly author, conceive, develop, or reduce to practice.
(b)Assignment of Inventions and Works Made for Hire. Executive will promptly make a full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company, or its designee, all of Executive’s right, title and interest (including all related intellectual property rights and the right to sue and collect payment for past, present and future infringement) in all Inventions that Executive creates during the Employment Term (the “Company Inventions”). In addition, all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of the Employment Term and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and, in accordance, the Company will be considered the author of these works. Executive agrees that this assignment includes the present conveyance to the Company of ownership of Inventions that are not yet in existence.
(c)Exception to Assignments. Notwithstanding any other provision in this Section to the contrary, Executive is not obligated to assign or offer to assign to the Company any of Executive’s rights, title or interest in an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless (i) the Invention relates (A) at the time of conception or reduction to practice of the Invention, to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by Executive for the Company. This notice is intended to satisfy any applicable requirements of the Revised Code of Washington Section 49.44.140.

(d)Inventions Retained and Licensed. Executive has attached to this Agreement a list describing all Inventions that were made by Executive prior to the Employment Term, that relate to the Company’s proposed business, products, or research and development, and that are not assigned to the Company under this Agreement (collectively, “Prior Inventions”). If no list is attached or if no Prior Inventions are listed, Executive represents that there are no Prior Inventions. Furthermore, Executive represents and warrants that the inclusion of any Prior Inventions will not materially affect Executive’s ability to perform all obligations under this Agreement. If, in the course of the Employment Term, Executive incorporates into a the Company product, process or machine an Invention owned by Executive or in which Executive has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, transferrable, worldwide license (with right to sublicense) to make, have modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform and otherwise exploit the Invention without restriction of any kind.
(e)Third-Party Inventions. Executive will not incorporate any original work of authorship, development, concept, improvement or trade secret owned, in whole or in part, by any third party, into any Company Invention without the Company’s prior written permission.
(f)Moral Rights. Any assignment to the Company of the Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.
(g)Marketing of the Company Inventions. The decision whether or not to commercialize or market any Company Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit. Neither the Company nor any other entity will pay Executive a royalty as a result of the Company’s efforts to commercialize or market any Company Invention.
(h)Maintenance of Records. Executive will keep and maintain adequate and current written records of all the Company Inventions. These records will be in the form of notes, sketches, drawings, electronic files, laboratory notebooks, and any other format that may be specified by the Company. At all times, the records will be available to the Company, and remain the sole property of the Company.

(i)Further Assurances. Executive will assist the Company, or its designee, at the Company’s expense, in every proper way to secure and protect the Company’s rights in the Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in any and all countries. Executive will disclose to the Company all pertinent information and data. Executive will execute all applications, specifications, oaths, assignments, and all other instruments that the Company deems necessary in order to apply for and obtain these rights and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Company Inventions, and any related copyrights, patents, mask work rights or other intellectual property rights. The Company will testify in a suit or other proceeding relating to such the Company Inventions and any rights relating thereto. Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any instrument or papers will continue after the termination of this Agreement.
8.Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or delivered by reputable overnight courier service and deemed delivered in the case of courier service upon confirmation of receipt of the delivery or affirmative rejection thereof.
9.Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, any such provision(s) shall be severed, but only to the minimum extent necessary to comply with applicable laws and rules. Such invalidity, illegality or unenforceability shall not affect any other portion of the same provision or of any other provision of this Agreement or any action in any other jurisdiction. In addition to the foregoing, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable at law, such provision or provisions shall be modified or substituted by the appropriate judicial or governing body so as to cover the maximum period, scope or geographical area permitted by applicable law.
10.Complete Agreement. This Agreement is fully integrated and embodies the complete agreement and understanding between the Parties regarding Executive’s employment with the Company and supersedes and preempts any prior understandings, offers, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both Parties. Any subsequent change or changes in Executive’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
11.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto, including the drafter hereof.

12.Construction. The headings and enumeration used in this Agreement are for ease of reference only and shall not affect the interpretation of any provision. References to the singular shall include the plural and vice-versa, except when the context requires otherwise. All uses of the word “or” herein are as a logical disjunction unless otherwise specified.
13.Not a Partnership; Successors and Assigns. This Agreement forms an employer-employee relationship between Executive, as such, and the Company, as employer, and shall not form or be deemed to form a partnership or joint venture or any other relationship. Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. This Agreement and the benefit of each agreement and obligations of Executive hereunder may be freely assigned to and enforced by all successors and assigns of the Company, in its sole discretion, and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.
14.Company Party Defined. For purposes of this Agreement, the “Company Parties” collectively (and, individually, a “Company Party”) means the Company, and its subsidiaries and affiliates, and each and every other entity which is in control of, controlled by or directly or indirectly under common control with the Company. Any and all such entities and individuals is an intended third-party beneficiary of this Agreement. Should Executive be employed by or transferred to a successor, or to a member, subsidiary, affiliate or other related entity, this Agreement shall continue in full force and effect as part of the terms of Executive’s employment.
15.Choice of Law. This Agreement, and all of the rights and obligations of the parties hereto in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Washington, without giving effect to principles relating to conflicts of law.
16.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the written consent of both the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. No waiver or indulgence by the Company or any Company Party of any failure by Executive to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company or any Company Party of any right shall be construed as a waiver of any other right. No Company Party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

17.Dispute Resolution. The parties agree to solely arbitrate all grievances, disputes, claims, or causes of action arising out of this Agreement or Executive’s employment with the Company, including claims Executive may have against the Company or against its officers, directors, supervisors, managers, employees or agents, unless arbitration is otherwise prohibited by law. Claims for violation of any federal, state or local statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, and the Fair Labor Standards Act, and alleged wage and hour violations, including, but not limited to, claims for overtime, unpaid wages, and claims involving meal and rest breaks shall all be subject to this arbitration clause; provided, that this arbitration clause does not cover claims for sexual harassment or sexual assault brought under federal, state or local law. All claims subject to arbitration shall be settled by final and binding arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made. Accordingly, the parties are not permitted to pursue court action regarding claims that are subject to arbitration. Such arbitration shall be filed with the AAA and shall be heard before a single neutral arbitrator, who shall be selected as provided in AAA’s Rules and Procedures. Any arbitration filed by Executive shall be heard in Vancouver, Washington; provided, that if arbitration in Vancouver, Washington is impractical because Executive’s employment for the Company is located more than 100 miles from Vancouver, Washington, the arbitration may be held in the County and State where Executive last resided during Executive’s employment for the Company. The Company shall be responsible for the arbitrator’s fees and expenses in excess of any reasonable filing fee with the AAA; provided, each party shall pay its own costs and attorneys’ fees, if any; provided, further, that if Executive prevails in any dispute regarding Executive’s rights under this Agreement, then the Company will reimburse his reasonable legal fees and expenses. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator’s remedial authority shall be no greater than that which is available under the statutory or common law theory asserted. Judgment upon any award rendered by the arbitrator may be entered in any court with appropriate jurisdiction. Neither this agreement to arbitrate nor any demand for arbitration shall waive or otherwise affect the Company’s right to obtain any provisional remedy, including, without limitation, injunctive relief for unfair competition, the use or unauthorized disclosure or misappropriation of trade secrets, the disclosure of any other confidential information or the violation of the confidentiality or other provisions of Section 6(a)-(d) or Section 7 of this Agreement. Executive and the Company intend and agree that class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this agreement. EXECUTIVE AND THE COMPANY UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

18.Cooperation with Regard to Litigation. Executive agrees to cooperate with the Company during the term of this Agreement and thereafter (including following termination of Executive’s employment for any reason or for no reason). Without limiting the foregoing, Executive shall be available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company or any of its affiliates in any such action, suit or proceeding, by providing information and meeting and consulting with its counsel and representatives. Reasonable out-of-pocket expenses incurred by Executive in compliance with this Section shall be reimbursed by the Company.
19.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any counterpart may be executed by facsimile or electronic signature and such facsimile or electronic signature shall be deemed an original.
20.Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Code (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 4 upon Executive’s termination of employment shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of Executive, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 4 upon the Separation from Service of Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 4. All such amounts that would, but for this Section 20(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c)Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by Executive, if Executive is a Specified Executive, shall be accelerated in accordance with this Agreement to the extent applicable; provided, that the payment in settlement of any such awards shall occur on the Delayed Payment Date, to the extent required pursuant to Section 20(b).
(d)Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(e)Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(f)Rights of the Company; Release of Liability. It is the mutual intention of Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. Executive acknowledges that (i) the provisions of this Section 20 may result in a delay in the time which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of Executive. Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by Executive as a result of the application of Section 409A.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.
THE COMPANY:    EXECUTIVE:

ZoomInfo Technologies LLC
    [Employee Name]

By:
Name:

Title:

Signature Page to Employment Agreement

Prior Inventions

Prior Inventions, Attached to Employment Agreement

EXHIBIT A
Release Agreement
THIS RELEASE AGREEMENT (this “Agreement”) dated ______________, between ZoomInfo Technologies Inc. and ZoomInfo Technologies LLC (collectively, the “Company”) and [EMPLOYEE] (“you”).
WHEREAS, the Company and you have entered into that certain Employment Agreement dated as of ____________, 2025 (the “Employment Agreement”); and
WHEREAS, pursuant to the Employment Agreement, certain severance payments and benefits otherwise payable to you pursuant to the Employment Agreement (the “Severance Benefits”) are subject to your execution, delivery and non-revocation of a release of claims substantially in the form of Exhibit A to the Employment Agreement.
NOW THEREFORE, in consideration of the Severance Benefits you hereby agree as follows:
1.     General Release. For and in consideration of the Severance Benefits to be made to you under the Employment Agreement, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have hereafter against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its affiliates; provided that such released claims shall not include any claims to enforce (a) your rights under, or with respect to, the Severance Benefits, or (b) your rights under, and with respect to, any “Accrued Amounts” (as defined in the Employment Agreement).

a.     Notwithstanding the generality of paragraph 1 above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief. Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Further, nothing in this Agreement shall bar or impede, in any way, your ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement agency in connection with protected activity under Securities and Exchange Commission Rule 21F-17, 17 C.F.R. §240.21F-17 (“Rule 21F-17”). You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its subsidiaries without prior written consent of Company’s General Counsel or other officer designated by the Company.
b.     THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES.

c.     You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one (21) days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven (7) days after it is signed, and you understand that you will not receive any of the Severance Benefits due to you under the Employment Agreement until such seven (7) day revocation period has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.
2.     Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of Washington.
3.     Entire Agreement/Counterparts. This Agreement constitutes the entire agreement between the parties. It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.
[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties, all as of the date first written above.
[EMPLOYEE NAME]
_________________________________

Reviewed, approved and agreed:
THE COMPANY

By: _____________________________
Name:
Title: